Exhibit 10.3

January 11th, 2016

Green Tree Software LLC grants to Titan Computer Services Inc. the rights to market and distribute its software worldwide. Green Tree Software LLC  and Titan Computer Services Inc. are the only two companies that can market and distribute Green Tree Magic Software worldwide.

/s/ Steven Edelman
Steven Edelman

CEO

Green Tree Software LLC